Exhibit 99.1

PRESS RELEASE

February 15, 2008

VISTA INTERNATIONAL INC. TO ACQUIRE MAUI ENERGY COMPANY

ENGLEWOOD, CO- February 15, 2008 - Vista International Technologies, Inc. (OTC BB: VVIT), is pleased to announce an addition to Vista International Inc.’s family of companies. Vista International Inc., the parent of Vista International Technologies (VVIT) has signed a term sheet to acquire 100% of the stock of Maui Energy Company, an alternative energy company based on the Hawaiian Islands. The all stock transaction will allow Vista to capitalize on the relationships that Maui Energy has developed for its renewable energy technologies with local governments, businesses, and other institutions. The current president of the company, Leo K. Caires, has been working with Vista International as a consultant in recent months, and will continue after the purchase in his current capacity.

Barry Kemble, CEO of Vista International Technologies, Inc. commented, “We are particularly excited about the deal, as the Hawaiian Islands have been a main point of focus for VVIT's global development strategy. Disposal of municipal solid waste on the islands has been a growing problem and management feels that VVIT's Thermal Gasifier technology presents an optimal solution in dealing with the limited landfill space.”

Leo Caires commented, "Vista International Technologies has demonstrated their commitment to provide clean renewable energy solutions to the Hawaiian Islands while addressing Hawaii's growing energy challenges. This transaction will allow Vista and Maui Energy Company to maintain a lead in Hawaii's development for innovative technological solutions in waste to energy. We can now further maximize Maui Energy’s established operations of embedded generation and enhance returns for our shareholders. Mr. Caires continued, “In addition, recent initiatives by state government to move a majority of their energy production to renewable sources should present excellent opportunities for the technologies of both Vista International and VVIT.”

ABOUT VISTA INTERNATIONAL TECHNOLOGIES

Vista International Technologies, Inc. is presently comprised of two divisions devoted to providing environmentally friendly technology solutions for businesses and communities. Our divisions are focused in the areas of Waste-to-Energy. For more information on our solutions, please visit us at www.viti.us.com

“Reducing the carbon footprint, one step at a time.”

Statements in this press release other than historical facts are 'forward-looking' statements within the meaning of section 27A of the Securities Act of 1933, section 21E of the Securities Exchange Act of 1934. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results. Future operating results of the Company are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements. Readers are advised to review the 'forward-looking statements' included in our reports which are filed with the Securities and Exchange Commission.

IR Contact:            Howard Gostfrand/David Sasso
305.918.7000
info@amcapventures.com
www.amcapventures.com